SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 10, 2011
 (Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.

 (Exact Name Of Registrant As Specified In Its Charter)

Nevada	1-33640	88-0326480
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

American International Industries Inc. ("American") filed a lawsuit against William W. Botts ("Botts") on October 6, 2008, seeking damages for fraud, negligent misrepresentations and material breaches of the terms of the stock purchase agreement and consulting agreement between American and Botts dated September 12, 2007.   Under the stock purchase agreement, American paid Botts $1,000,000 in cash and 288,000 shares of restricted American stock as consideration for 170,345 free trading shares of OI Corporation ("OICO").  American discovered that Botts representations, including a representation regarding his ability to affect a merger of American and OICO, were materially false.  In order to terminate the consulting agreement, American paid Botts $100,000.  American sold the 170,345 OICO shares for approximately $1,980,000.  Botts filed a counter-claim against American seeking specific performance of American's obligations under the agreement.  Effective February 25, 2011, the parties settled the proceedings against each other, pursuant to which American paid Botts $1,250,000 and executed a $400,000 one year promissory note with 5% annual interest paid in monthly installments to Botts due by February 1, 2012. The 288,000 restricted American shares in Botts name were transferred to the Dror Family Trust in consideration for the cash payment to American of approximately $1,400,000 and the issuance to certain Dror related entities and an entity controlled by Mr. Dror's brother, of 1,100,000 restricted American shares. The cash proceeds from the restricted share sale were used to fund the settlements to Botts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Daniel Dror, CEO, President and Chairman
Date: March 10, 2011